Exhibit (a)(1)(f)
FORM OF
PROMISE TO MAKE CASH PAYMENT
TO___
     In exchange for your agreement to amend or cancel your outstanding stock options to purchase shares of Brocade Communications Systems, Inc. common stock as indicated by your election form, Brocade hereby promises to pay you a cash payment for them as described on the schedule attached hereto.
     If you are not performing services for Brocade on a date when you are supposed to vest in an amended option, the amended option you hold will cease to vest and will terminate in accordance with its terms.
     Any such payment will be paid, less applicable tax withholding, promptly following January 1, 2007.
     The payments due to you are shown on the attached schedule.
     This Promise to Make Cash Payment is subject to the terms and conditions of the offer as set forth in: (1) the Offer to Amend Certain Options and Cancel Certain Other Options (the “Offer to Amend or Cancel”); (2) the e-mail from Richard Deranleau, dated May 11, 2006; (3) the election form; and (4) the withdrawal form (collectively, the “Offer Documents”), all of which are incorporated herein by reference. This Promise and the Offer Documents reflect the entire agreement between you and Brocade with respect to this transaction. This Promise may be amended only by means of a writing signed by you and an authorized officer of Brocade.

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:

Date:

Title:

Schedule of Payments

Canceled Option Number		Payments

XXX		$X,XXX.XX

XXX		$X,XXX.XX

XXX		$X,XXX.XX

XXX		$X,XXX.XX

	Total payment	$X,XXX.XX